Exhibit 10.1

CHARLOTTE RUSSE HOLDING, INC.

EXECUTIVE PERFORMANCE-BASED INCENTIVE PLAN

Adopted effective September 30, 2007

Subject to Approval by the Company’s Stockholders: February 13, 2008

SECTION 1 – PURPOSE.

This Charlotte Russe Holding, Inc. Executive Performance-Based Incentive Plan (the “Plan”) provides for incentive compensation to selected executive officers and key employees of the Company or any affiliated entity. The Plan is intended to increase stockholder value and the success of the Company by attracting, retaining and motivating selected Participants to achieve the Company’s objectives. The Plan goals are to be achieved by providing such Participants with performance awards based on the achievement of goals relating to the performance of the Company or upon the achievement of objectively determinable performance goals. The Plan is intended to permit the payment of awards under the Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m). Capitalized terms not defined herein shall have the meaning provided in Section 18.

SECTION 2 – ADMINISTRATION.

The Plan shall be administered by the Committee consisting of at least two outside directors of the Company who satisfy the requirements of Section 162(m). The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan, and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the purposes of the Plan. The Committee shall determine the beginning and ending dates for each performance period. Unless otherwise determined by the Committee, the performance period shall correspond to the Company’s fiscal year. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered and its provisions interpreted so that payments pursuant to the Plan qualify as “performance-based compensation” within the meaning of Section 162(m). All decisions, determinations, and interpretations by the Committee shall be final and binding on the Company and all Participants.

SECTION 3 – SELECTION OF PARTICIPANTS.

The executive officers of the Company as well as those other key employees of the Company who, in the opinion of the Committee, may become executive officers of the Company or who otherwise may make comparable contributions to the Company, shall be eligible to participate in the Plan. For each performance period, the Committee may designate from among those employees who are eligible to participate in the Plan those employees who shall participate in the Plan for such performance period.

SECTION 4 – ESTABLISHING PERFORMANCE OBJECTIVES.

During or prior to the earlier of: (i) the first 90 days of each performance period, or (ii) the first 25% of such performance period, the Committee shall establish one or more performance objectives, at least one of which shall be based on a stockholder-approved business criterion. The Committee shall have discretion to establish objectives that are not based on stockholder-approved business criteria, including objectives the achievement of which may require subjective assessments by the Committee. Notwithstanding the foregoing, the maximum possible payout under an Award shall be based solely on stockholder-approved business criteria. The use of non-stockholder-approved business criteria shall be used solely to reduce an Award. The stockholder-approved business criteria are as follows:

•	Total stockholder return goals;

•	Sales targets;

•	Revenue targets;

•	Return on assets;

•	Expense and cost reduction goals or improvement in or attainment of expense levels;

•	Earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether on an aggregate or per share basis;

•	Return on equity, investment, capital employed or assets;

•	Inventory levels or turns;

•	One or more operating ratios, including operating margin, operating income, net operating income and net operating income after tax;

•	Market share;

•	Cash flow or operating cash flow;

•	Increase in the trading price of the Company’s stock above the trading price at the time the criteria is established; and

•	Any combination of the foregoing, including as compared to an index of one or more peer group companies selected by the Committee.

All criteria that are based on the Company’s audited financial statements may be modified by the Committee at the time the specific criteria are selected to take into consideration one or more of the following: (i) changes in tax law or accounting principles that become effective during the performance period; (ii) extraordinary, unusual or infrequently occurring events; (iii) the disposition of a business or significant assets; (iv) gains or losses from all or certain claims and/or litigation and insurance recoveries; (v) the impact of impairment of intangible assets; (vi) restructuring activities; (vii) the impact of investments or acquisitions; and/or (viii) changes in corporate capitalization such as stock splits and certain reorganizations. Notwithstanding the foregoing, the Committee must select criteria that collectively satisfy the requirements of “performance-based compensation” for the purposes of Section 162(m), including by establishing the targets at a time when the performance relative to such targets is substantially uncertain. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in an Award.

SECTION 5 – GRANTING AWARDS.

During or prior to the earlier of: (i) the first 90 days of each performance period, or (ii) the first 25% of such performance period, the Committee shall establish for each Participant in the Plan: (i) a target Cash Award expressed as a percentage of eligible salary for that performance period, and/or (ii) a Stock Award covering a targeted number of shares of Common Stock. Unless otherwise determined by the Committee, eligible salary for the Cash Award shall be annual base salary determined at the time the Committee establishes the Cash Award, excluding pay for disability, overtime, bonuses, sick pay and other reimbursements and allowances. Notwithstanding the foregoing, no Participant shall receive, in any fiscal year, either: (i) a Cash Award that exceeds $2,500,000, or (ii) a Stock Award covering more than 200,000 shares of Common Stock.

The Committee will establish a payout schedule for a Cash Award and a vesting schedule for a Stock Award, in each case, based upon the extent to which the Company performance objectives and/or other performance objectives are or are not achieved or exceeded. Pursuant to Section 4, entitlement to an Award shall be based solely on stockholder-approved business criteria; however, non-stockholder-approved criteria may be used to reduce the amount of an Award payable to one or more Participants.

SECTION 6 – DETERMINING PAYOUTS UNDER AWARDS.

No later than 30 days after the receipt by the Committee of the audited financial statements for a performance period, the Committee shall determine whether the established performance objectives for each Participant in the Plan were achieved. The Committee shall have discretion to reduce final Awards from the target specified for that Award depending on (i) the extent to which the Company performance objective(s) is either exceeded or not met, and (ii) the extent to which other objectives, e.g. subsidiary, division, department, unit or other performance objectives are attained. The Committee shall have full discretion to reduce individual final Awards based on individual performance as it considers appropriate in the circumstances, and may apply subjective, discretionary criteria for this purpose. The Committee shall not have discretion to increase Awards for the performance period.

SECTION 7 – TERMINATION OF EMPLOYMENT.

Participants whose employment by the Company is terminated for any reason other than death or disability during any performance period will receive no payment or vesting under the Plan for such performance period. Participants who die or become totally and permanently disabled during any performance period will receive prorated payments or vesting under the Plan based on the number of whole months of employment completed during the performance period. Participants whose employment by the Company is terminated for any reason after the close of the performance period but before the distribution of payments or vesting under the Plan will be paid or will vest in all amounts applicable under this Plan for such performance period.

SECTION 8 – TIME OF AND PAYMENT OF AWARDS.

Payment or vesting of Awards shall be made within 30 days following the later of (i) the receipt by the Committee of the audited financial statements for the applicable performance period or (ii) the certification by the Committee that the performance and other criteria for payment have been satisfied (the “Certification Date”). The Committee shall have the discretion to pay Awards in the form of (i) cash, (ii) shares of Common Stock, or (iii) a combination of the foregoing. Payroll and other taxes shall be withheld as determined by the Company.

Notwithstanding the foregoing, the Committee, in its sole discretion, may defer the payment of Awards, or any portion thereof, to Participants as the Committee determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit Participants to defer receipt of the payment or vesting of Awards that would otherwise be delivered to a Participant. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion, which shall comply with the requirements of Section 409A of the Code and the regulations and other guidance thereunder.

Shares of Common Stock issued directly or to satisfy Stock Awards shall be issued pursuant to the 1999 Equity Incentive Plan, unless otherwise determined by the Committee.

SECTION 9 – DEATH.

Any Award remaining unpaid, in whole or in part, at the death of a Participant shall be paid or delivered to the Participant’s legal representative or to a beneficiary designated by the Participant in accordance with the rules established by the Committee.

SECTION 10 – NO RIGHT TO EMPLOYMENT OR AWARD.

No person shall have any claim or right to receive an Award, and selection to participate in the Plan shall not confer upon any employee any right with respect to continued employment by the Company or continued participation in the Plan. Furthermore, the Company reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss a Participant free from any liability or claim for benefits pursuant to the Plan, except as provided under this Plan or other written plan adopted by the Company or written agreement between the Company and the Participant.

SECTION 11 – DISCRETION OF COMPANY, BOARD OF DIRECTORS AND COMMITTEE.

Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation or effect of the Plan shall be within the absolute discretion of the Company, the Board, or the Committee, as the case may be, and shall be conclusive and binding upon all persons. To the maximum extent possible, no member of the Committee shall have any liability for actions taken or omitted under the Plan by such member or any other person.

SECTION 12 – NO FUNDING OF PLAN.

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former participant shall be no greater than those of a general unsecured creditor or stockholder of the Company, as the case may be.

SECTION 13 – NON-TRANSFERABILITY OF BENEFITS AND INTERESTS.

Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former participant. This Section 13 shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary, or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

SECTION 14 – GOVERNING LAW.

All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

SECTION 15 – NON-EXCLUSIVITY.

The Plan does not limit the authority of the Company, the Board or the Committee, or any current or future subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, other than that specifically prohibited herein.

SECTION 16 – SECTION 162(M) CONDITIONS; BIFURCATION OF PLAN.

It is the intent of the Company that the Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants who are persons whose compensation is subject to Section 162(m), qualify as “performance-based compensation” under Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

SECTION 17 – AMENDMENT OR TERMINATION.

The Board and the Committee each reserves the right at any time to make any changes in the Plan as it may consider desirable or may suspend, discontinue or terminate the Plan at any time. Unless terminated earlier, the Plan shall continue until the first Annual Meeting of Stockholders that occurs in 2013.

SECTION 18 – DEFINITIONS.

“Award” means, with respect to a Participant, either a Cash Award or Stock Award.

“Board” shall mean the Board of Directors of the Company.

“Cash Award” shall mean a potential award of cash awarded pursuant to Section 5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the committee of the Board that has been designated to administer programs intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

“Common Stock” shall mean the common stock of the Company.

“Company” shall mean Charlotte Russe Holding, Inc., a Delaware corporation.

“Participant” shall mean an executive officer or key employee of the Company or an affiliated entity, selected by the Committee to participate in the Plan in accordance with Section 3.

“Stock Award” shall mean the potential award of restricted stock or restricted stock units covering shares of Common Stock awarded pursuant to Section 5.

“Section 162(m)” shall mean Section 162(m) of the Code.

Charlotte Russe Holding, Inc., a Delaware corporation

By:	/s/ Mark A. Hoffman
Name:	Mark A. Hoffman
Its:	President and Chief Executive Officer

By:	/s/ Patricia K. Johnson
Name:	Patricia K. Johnson
Its:	Secretary